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                                                                 Exhibit 4.(c)10

                        Agreement dated December 17, 2002
                   between the Registrant and Carmel V.C. Ltd.
                   relating to the services of Shlomo Dovrat.



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                                    AGREEMENT


         THIS AGREEMENT (this "Agreement"), is entered into as of December 17, 2002, by and between ECI Telecom Ltd., an Israeli company (the "Company"), and Carmel V.C. Ltd., an Israeli company (the "Service Provider").


                              W I T N E S S E T H:

         WHEREAS, pursuant to Article 37(h) of the Company's Articles of Association, subject to certain conditions, certain shareholders of the Company have the right to appoint a director to the Company's Board of Directors (the "Board") and to propose that he or she be appointed as the Company's Vice Chairman;


         WHEREAS, Mr. Shlomo Dovrat ("Dovrat"), a consultant and director of the Service Provider, has been appointed as the Company's Vice Chairman pursuant to the foregoing procedure; and

         WHEREAS, the Company and the Service Provider wish to set forth the terms and conditions of the consulting services provided by the Service Provider to the Company (the "Services").

         NOW, THEREFORE, the parties hereto hereby agree as follows:



1.       Definitions and Interpretation

         1.1. The titles used in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

         1.2. The recitals to this Agreement constitute an integral part hereof.



2.       Undertakings of the Service Provider

         The Service Provider hereby undertakes to the Company as follows:

         2.1. The Services to be provided by the Service Provider hereunder shall be performed exclusively by Dovrat. Dovrat shall have the duties and responsibilities customarily performed by a director and vice chairman of an Israeli company.

         2.2. In addition, the Services shall include ongoing and comprehensive consulting regarding the Company's affairs and promotion of the Company's business. In carrying out the Services, Dovrat shall comply with the directives of the Board.




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         2.3.     The Service Provider shall devote to the Company's affairs the time necessary for the proper performance of the Services.



3.       Remuneration

         3.1. In consideration for the performance of the Services hereunder, the Company shall pay the Service Provider service fees in the amount of US$300,000 per year, plus applicable VAT (the "Service Fees").

         3.2. The Service Provider shall deliver an invoice to the Company for the Service Fees on the first business day of each quarter. The Company shall pay the invoice no later than fifteen days following the receipt of the invoice, and the Service Provider shall deliver a tax receipt to the Company within five business days following receipt of payment of each invoice. VAT shall be added by the Company to payments mentioned herein in accordance with applicable law.

         3.3. Subject to approval under applicable law, the Company shall grant to the Service Provider options to purchase up to 300,000 ordinary shares of the Company (the "Options"), at an exercise price per share equal to the closing price of the Company's ordinary shares on the Nasdaq Stock Market on the trading day immediately preceding the day on which the Board approves this Agreement.

         3.4. The Options shall be granted under the Company's share incentive plan and be governed by the terms thereof. The Options shall be granted pursuant to Section 3(9) of the Income Tax Ordinance (New Version), 5721-1961, as amended.

         3.5. 50% of the Options shall vest and be exercisable upon the approval of the Company's shareholders, and the balance shall vest and be exercisable on the first anniversary of such approval.

         3.6. VAT shall be paid by the Company to the Service Provider in respect of the grant of Options in accordance with applicable law within fifteen business days of the approval of this Agreement by the Company's shareholders. For such purpose, the value of the Options shall be agreed by the parties. The Service Provider shall deliver a tax receipt to the Company within five business days following the payment thereof.

         3.7. The Company will arrange "Directors and Officers" insurance coverage for Dovrat with respect to risks inherent in carrying out the Services. The Company will undertake to indemnify Dovrat to the highest extent of the indemnification of the Company's other Directors and Officers in accordance with applicable law.


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4.       Term of the Agreement

         4.1. The term of this Agreement shall commence on January 1, 2003, and, subject to the provisions below, shall remain in effect for an indefinite period.

         4.2. Each party shall have the right to terminate this Agreement, for convenience, by providing ninety (90) days' prior written notice to the other party.



         4.3. Notwithstanding the foregoing, the Company may terminate this Agreement immediately upon written notice in any of the following circumstances:

                  4.3.1. The Service Provider is not able to supply the Services hereunder by Dovrat exclusively due to (i) Dovrat's resignation, retirement or removal from his position as the Company's Vice Chairman or (ii) Dovrat's inability to provide the Services, for any reason whatsoever, for a period exceeding sixty (60) consecutive days, including Dovrat's disability or death.

                  4.3.2. If an official receiver is appointed for the Service Provider and/or for its assets or any part thereof, or if an application for the appointment of a receiver and/or administrator or a liquidator or a temporary liquidator or a trustee or any other official appointment is filed, or if an application for liquidation or an application for bankruptcy is filed against the Service Provider, or if a receiving order or a liquidation order is given against the Service Provider, or if the Service Provider is declared bankrupt, or if the Service Provider reaches an arrangement with its creditors, and such appointment, application, order, declaration or arrangement is not revoked within thirty days.

         For the avoidance of doubt, in the event of the termination of this Agreement in accordance with this Section 4, neither the Service Provider nor Dovrat shall be entitled to any compensation or payment of any kind from the Company, except for fees accrued prior to termination.



5.       Relationship between the Parties

         5.1. The Service Provider hereby acknowledges that this Agreement is an agreement for the provision of consulting services and does not create an employer-employee relationship between either the Service Provider or Dovrat, on the one hand, and the Company, on the other hand, and does not confer upon either of them any rights save for those set forth herein.

         5.2. The Service Provider hereby agrees to indemnify the Company, upon its first demand, for all reasonable expenses that may be incurred by it in respect of or in connection with any tax, social charge, contribution based on, or any claim asserting, the existence of an employee-employer relationship between the Company and Dovrat, including all reasonable attorneys' fees.




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         5.3.     The Service Provider hereby represents and warrants that it is not prohibited by any law, regulation, commitment or agreement from entering into or performing its obligations under this Agreement and that Dovrat is likewise not prohibited from performing the Services.



         5.4. The Service Provider hereby undertakes, and shall ensure that Dovrat undertakes, to the Company, including its affiliates and subsidiaries (for the purposes of this Section 5.5, all of such affiliates and subsidiaries are included within the term the "Company"), to maintain in complete confidence the Company's confidential information, and not to disclose to any person or entity such confidential information, except as required for the performance of the Services hereunder. This undertaking shall apply to the Service Provider and Dovrat during the term of this Agreement and thereafter.


6.       Miscellaneous

         6.1. Unless otherwise expressly provided in this Agreement, the Service Provider shall bear all the tax liabilities in respect of any benefit of any kind that is given by the Company pursuant to this Agreement.

         6.2. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties with respect to the subject matter hereof.

         6.3. Neither this Agreement, nor any right or interest hereunder, shall be assignable or transferable, without the prior written consent of the other party.

         6.4. No delay, or omission in exercising any right, power, or remedy accruing to any party upon any breach or default by the other under this Agreement shall impair any such right or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

         6.5. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or faxed (with confirmation of transmission) or three business days after having been sent by registered mail, return receipt requested, postage prepaid, addressed to the parties at their respective addresses last given by each party to the other.

         6.6. This Agreement shall be governed by the laws of the State of Israel.


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         6.7.     The competent  courts  located in Tel Aviv,  Israel shall have exclusive jurisdiction over any action arising out of or relating to this Agreement, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

         6.8. The provisions of this Agreement shall be deemed several and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

         6.9. This Agreement may be signed in multiple counterparts, which together shall be deemed one instrument.





         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized signatories as of the date first above written.



ECI TELECOM LTD.                           CARMEL V.C. LTD.




By: /s/Doron Inbar                          By: /s/Yizhak Avidor & /s/Avi Zeevi